Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Shengfeng Development Limited on Form F-1 of our report dated July 25, 2022, except for Notes 1, 11, 17 and 18 which are dated on September 9, 2022; Notes 5 and 6 which are dated on October 31, 2022, with respect to our audits of the consolidated financial statements of Shengfeng Development Limited for the years ended December 31, 2021 and 2020, appearing in the Annual Report on Form 20-F of Shengfeng Development Limited for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Friedman LLP

New York, New York

August 4, 2023